STONEX GROUP INC.

CLAWBACK POLICY
This StoneX Group Inc. Clawback Policy (this “Clawback Policy”) applies to certain incentive-based compensation paid to Covered Executives of StoneX Group Inc. (the “Company”), to the extent permitted by applicable law. This Clawback Policy shall be effect as of May 21, 2021 (the “Effective Date”).
Section 1. Definitions
a.“Board” means the Board of Directors of the Company.
b.“Committee” means the Compensation Committee of the Board.
c. “Covered Executive” means any current “officer” of the Company (as defined under Rule 16a- 1(f) under the Securities Exchange Act of 1934, as amended).
d. “Incentive-Based Compensation” means any annual or long-term incentive compensation (whether paid in cash or equity) granted or, in the case of cash, earned after the Effective Date, including, for the avoidance of doubt, all performance-based awards under the StoneX Group Inc. 2021 Omnibus Incentive Compensation Plan (as may be amended from time to time and any successor plan thereto).
Section 2. Triggering Events
Pursuant to this Clawback Policy, the Committee may, in its discretion and in accordance with principles established by the Committee from time to time, approve the recoupment, repayment or forfeiture, as applicable, of any Incentive-Based Compensation paid to the Covered Executives, as follows (each, a “Triggering Event”):
a. the amount of Incentive-Based Compensation paid was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurred within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error);
b. the Covered Executive engaged in fraud, gross negligence or intentional misconduct; or
c. the Covered Executive deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
Section 3. Committee Discretion
The amount of any Incentive-Based Compensation subject to recoupment, repayment or forfeiture under this Clawback Policy, as applicable, will be determined by the Committee in its discretion, subject to the terms of this Clawback Policy. Any recoupment of Incentive-Based Compensation shall be made on an after-tax basis.
In determining the amount of the recoupment, recovery or forfeiture, as applicable, the Committee will take into consideration all relevant factors, including, in the case of any equity securities received on exercise or settlement of an award, the proceeds realized on disposition of such equity securities, the nature and severity of any conduct, its impact on the Company, the costs to the Company of seeking recoupment, recovery or forfeiture, as applicable, and the amount of Incentive-Based Compensation the Covered Executive would have received had such conduct been known or otherwise not occurred or had such Company financials and/or performance metrics been accurately reported or had not otherwise contained a material error, as applicable. The Committee will have the authority to take any and all steps necessary to ensure the applicable amount of such Incentive-Based Compensation is recovered.
Section 4. Delegation and Authority
The Committee may delegate to officers of the Company the authority to enforce the recoupment, recovery or forfeiture of compensation, as determined under this Clawback Policy. All determinations by the Committee (or its delegate) regarding the recoupment, repayment or forfeiture of Incentive-Based Compensation under this Clawback Policy, including any determination to not seek recoupment, repayment or forfeiture following a Triggering Event, will be subject to review and final approval by the non-employee directors of the Board.
Section 5. Indemnification
The Company shall not indemnify any Covered Executive, directly or indirectly, for any losses that such Covered Executive may incur in connection with the recovery of any compensation as set forth in this Clawback Policy, including through the payment of insurance premiums or gross-up payments.
Section 6. Other Company Policies and Applicable Law
Any applicable employment agreement, award agreement or other document setting forth the terms and conditions of any compensation covered by this Clawback Policy shall be deemed to include the restrictions imposed herein and incorporate this Clawback Policy by reference and, in the event of any inconsistency, the terms of this Clawback Policy will govern. Any recovery, recoupment or forfeiture of Incentive-Based Compensation under this Clawback Policy shall be in addition to any other remedies that may be available to the Company, the Board or the Committee under the StoneX Group Inc. 2021 Omnibus Incentive Compensation Plan (or any award thereunder), the Company’s annual cash-based incentive plan or program or any other Company plan, policy or arrangement, as well as applicable law or stock market or exchange rules or regulations. To the extent that any applicable law or stock market or exchange rules or regulations permit or require recovery of compensation in circumstances in addition to those specified herein, nothing in this Clawback Policy will be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent permitted or required by such law, rules or regulations.
Section 7. Amendment and Termination
This Clawback Policy may be amended or terminated by the Committee at any time, subject to approval by the Committee. This Clawback Policy will be reviewed and modified if necessary to ensure compliance with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Section 8. Enforceability
If any provision of this Clawback Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
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